KRONOS WORLDWIDE REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS…November 5, 2012… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the third quarter of 2012 of $35.2 million, or $.30 per share, compared with net income of $85.9 million, or $.74 per share, for the third quarter of 2011.  For the first nine months of 2012, Kronos Worldwide reported net income of $236.6 million, or $2.04 per share, compared with net income of $235.2 million, or $2.03 per share in the first nine months of 2011.  Comparability of the Company’s results was impacted by higher average TiO2 selling prices and lower sales and production volumes in 2012, as discussed further below.

Net sales of $472.9 million in the third quarter of 2012 were $75.1 million, or 14%, lower than in the third quarter of 2011.  Net sales of $1,579.5 million in the first nine months of 2012 were $73.6 million, or 5%, higher than in the first nine months of 2011.  Net sales decreased in the third quarter of 2012 as compared to the third quarter of 2011 due to lower sales volumes and the negative impact of currency exchange rates, partially offset by higher average TiO2 selling prices.  Net sales increased in the first nine months of 2012 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes and the negative impact of fluctuations in currency exchange rates.  The Company’s average TiO2 selling prices increased 5% in the third quarter of 2012 as compared to the third quarter of 2011, and increased 20% in the first nine months of 2012.  The Company’s average TiO2 selling prices at the end of the third quarter of 2012 were 7% lower than at the end of the second quarter of 2012.  TiO2 sales volumes in the third quarter and first nine months of 2012 were approximately 15% and 9% lower, respectively, than in the comparable periods of 2011 due to lower customer demand.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $34 million in the third quarter and approximately $70 million in the first nine months of 2012.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2012 was $42.0 million compared to segment profit of $159.2 million in the third quarter of 2011.  For the year-to-date period the Company’s segment profit was $369.1 million compared to segment profit of $409.9 million in the first nine months of 2011.  Segment profit decreased in the 2012 periods due to lower sales and production volumes, higher raw materials costs and the unfavorable effects of unabsorbed fixed production costs resulting from reduced production volumes, partially offset by higher TiO2 selling prices.  Kronos’ TiO2 production volumes were 27% lower in the third quarter of 2012 as compared to the third quarter of 2011, and were 13% lower in the year-to-date period.  During the third quarter of 2012, Kronos operated its facilities at approximately 71% of practical capacity primarily in order to align production and inventory levels with decreased demand.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $2 million in the third quarter and decreased segment profit by approximately $1 million in the year-to-date period.

As previously reported, in March 2011 we redeemed €80 million principal amount of Kronos International, Inc.’s 6.5% Senior Secured Notes due 2013, and in the third quarter of 2011, we repurchased in open market transactions an aggregate €30.4 million principal amount of the Senior Notes.  As a result of these redemptions and open market purchases, the Company's results in 2011 include a net charge of $3.2 million ($2.1 million, or $.02 per share, net of income tax benefit) consisting of the call premium, the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and purchased Notes.  We purchased an additional €10.4 million principal amount of the Senior Notes in the fourth quarter of 2011.  In June 2012, we entered into a new $400 million term loan, and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($4.7 million, or $.04 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.  The Company entered into a new $125 million North American revolving credit facility in June 2012, and the full amount of this facility is available for borrowing at September 30, 2012.  In September 2012, the Company extended the maturity of its European revolving credit facility and increased the maximum borrowing from €80 million to €120 million, and €85 million ($110 million) is available for borrowing under this credit facility at September 30, 2012.

The Company’s income tax provision in 2011 includes a $13.2 million third quarter provision for U.S. incremental income taxes on earnings repatriated from our German subsidiary, which earnings were used to fund a portion of the repurchases of our Senior Secured Notes.  Our income tax benefit in the third quarter of 2012 includes an incremental tax benefit of $11.1 million as we determined during the third quarter that due to global changes in the business we would not remit certain dividends from non-U.S. jurisdictions.  As a result, certain current year tax attributes are available for carryback to offset prior year tax expense.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said “The decrease in sales and production volumes have been experienced throughout the TiO2 industry, as the majority of TiO2 producers and consumers have been undertaking inventory correction initiatives in response to continued global economic weakness and uncertainty, and to align production and inventories with current and anticipated near-term demand levels for TiO2 products.  Industry indications are that ample feedstock ore supplies exist and that ore costs have begun to stabilize and decline. Based on information from industry sources and our own estimates, we believe as a result of the TiO2 inventory correction efforts that customers’ inventory levels are substantially depleted and producers’ inventories are declining.  With the constraints and high capital costs associated with adding significant new production capacity, especially for the premium grades of TiO2 products through the chloride process, we believe increased and sustained profit margins will be necessary to financially justify major expansions of TiO2 production capacity required to meet future increased demand.  Given the lead time involved with such expansions, we expect a prolonged shortage of TiO2 products will develop as economic conditions improve and demand levels increase.  Consequently, although there will continue to be intermittent periods of availability and shortage of TiO2 products in the near term, we expect demand for our TiO2 products will increase significantly as customers restock and economic conditions improve in the various regions of the world.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our business;
•	Customer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share and metric ton data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		ended September 30,
	2011	2012	2011	2012

Net sales	$548.0	$472.9	$1,505.9	$1,579.5
Cost of sales	337.1	386.9	951.6	1,068.7

Gross margin	210.9	86.0	554.3	510.8

Selling, general and administrative expense	49.9	43.3	144.7	139.2
Other operating income (expense):
Currency transactions, net	(1.9)	(1.0)	.4	(.5)
Other income (expense), net	-	.3	(.3)	(2.2)
Corporate expense	(2.5)	(3.5)	(6.5)	(10.4)

Income from operations	156.6	38.5	403.2	358.5

Other income (expense):
Trade interest income	.1	-	.2	.2
Other interest and dividend income	1.0	2.3	4.3	6.4
Gain (loss) on prepayment of debt, net	.1	-	(3.2)	(7.2)
Interest expense	(8.1)	(7.0)	(26.2)	(20.0)

Income before income taxes	149.7	33.8	378.3	337.9

Income tax expense (benefit)	63.8	(1.4)	143.1	101.3

Net income	$85.9	$35.2	$235.2	$236.6

Net income per basic and diluted share	$.74	$.30	$2.03	$2.04

Weighted-average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	136	116	406	368
Production volumes	134	98	409	356

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2012	2011	2012

Segment profit	$159.2	$42.0	$409.9	$369.1

Adjustments:
Trade interest income	(.1)	-	(.2)	(.2)
Corporate expense	(2.5)	(3.5)	(6.5)	(10.4)

Income from operations	$156.6	$38.5	$403.2	$358.5

KRONOS WORLDWIDE, INC.
IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2012 vs. 2011	2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	5%	20%
TiO2 sales volume	(15)%	(9)%
TiO2 product mix	2%	(1)%
Changes in currency exchange rates	(6)%	(5)%

Total	(14)%	5%